Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to OvaScience Inc.’s  2012 Stock Incentive Plan and 2016 New Employee Inducement Grant Plan, as Amended of our reports dated March 2, 2017, with respect to the consolidated financial statements of OvaScience, Inc. and the effectiveness of internal control over financial reporting of OvaScience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts

March 2, 2017